Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated April 21, 2022, relating to the financial statements of Polestar Automotive Holding UK PLC (formerly known as Polestar Automotive Holding UK Limited). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte AB

Gothenburg, Sweden

July 12, 2022